EXHIBIT 10.2



November 8, 1996


Mr. Ronald A. Matricaria
62 West Pleasant Lake Road
North Oaks, MN  55127

         Re:      RONALD A. MATRICARIA - SUCCESSION PLANNING

Dear Ron:

I am pleased to outline for you the recommendations made by the Compensation Committee, and subsequently approved by the Board, in connection with a revised compensation program offered to you in exchange for extending your existing employment agreement with the Company for a period of five years.

The Board approved the following changes in your compensation:

1) BASE SALARY. Effective January 1, 1997, you shall receive a base salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000) per annum, payable in bi-weekly installments.

2) BONUS. Bonus compensation payable to you will remain the same, that is, the opportunity to earn 100% of base salary each fiscal year upon achievement of established targets to be mutually agreed upon by yourself and the Board of Directors.

3)       STOCK OPTIONS.

         (a) You will be granted a non-qualified option to purchase 236,000 shares of the Company's common stock under the 1991 Stock Plan. These shares will be exercisable at the rate of 25% per year on the next four anniversary dates from July 16, 1996. The purchase price of the shares of common stock covered by this option shall be the fair market value on July 16, 1996. [Note: The July 16, 1996, fair market value was $31.375 as determined by the average of the high and low trades on July 16, 1996].

         (b) You will be granted a non-qualified option to purchase 260,000 shares of the Company's common stock under the 1994 Stock Option Plan. These shares will be exercisable at the rate of 25% per year on the next four anniversary dates from July 16, 1996. The purchase price of the shares of common stock covered by this option shall be the fair market value on July 16, 1996. [Note: The July 16, 1996, fair market value was $31.375 as determined by the average of the high and low trades on July 16, 1996].

         (c) You will be granted a non-qualified option to purchase 500,000 shares of the Company's common stock subject to shareholder approval. These shares will be exercisable at the rate of 25% per year on the next four anniversary dates from July 16, 1996. The purchase price of the shares of common stock covered by this option shall be $31.375, the fair market value on July 16, 1996. [Note: The July 16, 1996, fair market value was $31.375 as determined by the average of the high and low trades on July 16, 1996].

         (d) You will be granted a non-qualified option to purchase 500,000 shares of the Company's common stock subject to shareholder approval. The purchase price of the shares of common stock covered by this option shall be the fair market value on July 16, 1996. [Note: The July 16, 1996, fair market value was $31.375 as determined by the average of the high and low trades on July 16, 1996].

                  The right to exercise this option shall vest based on achievement of stock price targets as measured for the month of December in each of the five years from December 1997 through December 2001. Specifically, the options will vest at the rate of 20% for each 20% compounded increase in the stock price from the grant date to each of December 1997, 1998 and 1999, and each 15% compounded increase in the stock price thereafter to each of December 2000 and 2001.

                  The stock price for each December will be calculated as the arithmetic mean of the closing prices of the stock for all the trading days of December of each year.

                  If the stock price target for any calendar year is not met or exceeded in that year, the number of shares which would have been exercisable will carry forward to the next subsequent year and will become exercisable only if the next subsequent year's stock price target is achieved.

                  The number of exercisable shares can be accelerated if the arithmetic mean of the stock price in December of an earlier year meets or exceeds the stock price target for a subsequent year(s).

                  In the event the stock price targets are not achieved, this option will become fully exercisable only on the 16th day of July, 2006, if you remain as an employee or as a board member of the Company.

4) RESTRICTED STOCK. You will be granted a total of 50,000 shares of the Company's $0.10 par value common stock (shares) under the St. Jude Medical 1989 Restricted Stock Plan. The shares will be subject to certain restrictions during the restriction period enumerated in the Restricted Stock Agreement. Restrictions will lapse on twenty-five percent of the shares on each annual anniversary date from July 16, 1996.

5) SPLIT DOLLAR LIFE INSURANCE. The Committee hereby approves the adoption of a $3,000,000 split dollar life or similar life insurance policy for you.

6) CHANGE OF CONTROL AGREEMENT. Your original change of control agreement will be renewed. In addition, a new change of control agreement will be entered providing you with a payment of $10,000,000 upon a change of control as defined in your existing change of control agreement and regardless of whether he remains employed by the Company or is terminated subsequent to a change in control.

7) USE OF COMPANY PLANE. The Company finds that it is in the best interest of the Company, for both security reasons and time management reasons, that you and your immediate family from time-to-time use the Company plane for personal, as well as business use. The Company will be responsible for payment of any tax due for such personal use.

8) ST. JUDE MEDICAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND TRUST
(SERP). In 1993, the Company established a nonqualified supplemental retirement plan which is subject to a substantial risk of forfeiture in the event you leave the Company prior to October 1, 1996. As further consideration for the amended terms of your employment agreement and to tie the value and security of your retirement income to your continued commitment to the financial success of the Company, St. Jude shall before October 1, 1996, terminate and liquidate the SERP and in lieu thereof make a discretionary contribution under the St. Jude Medical, Inc. Management Savings Plan (MSP), in the amount of $3,460,000 to be held and distributed in accordance with the terms of the MSP.

9) STOCK OPTION AMENDMENTS. If you cease to be an employee, but remain as a director, your outstanding stock options will be amended to permit the exercise of any vested shares for the original option term.

If you retire from the Company or from the Board (with consent by the Committee) any stock options held may thereafter be exercised to the extent they were exercisable at the time of retirement, up to one year from the date of such retirement, or the expiration of the stated terms of the options, whichever period is shorter.

Congratulations Ron on the success you have achieved through your outstanding leadership for the Company during your short tenure. You have significantly reduced the risk profile through diversification and improved the growth profile of St. Jude Medical thereby significantly enhancing shareholder value.

Onward and upward!

Best Regards,

/s/ William R. Miller

William R. Miller
Chairman, Compensation Committee

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